CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 24, 2011, accompanying the financial statements of Intermediate Corporate Investment Grade Trust, Series 37 (included in Van Kampen Unit Trusts, Taxable Income Series 163) as of February 28, 2011, and for the period from March 19, 2009 (date of deposit) through February 28, 2010 and for the year ended February 28, 2011 and the financial highlights for the period from March 19, 2009 (date of deposit) through February 28, 2010 and for the year ended February 28, 2011, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-155946) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 24, 2011